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                                                                   EXHIBIT 10.36



To:            Alok Mohan

From:          Doug Michels

Date:          November 26, 2001

Subject:       Consulting Agreement

As we have discussed, the continuation of your consulting agreement with the Company is important to Tarantella's success. We have agreed to maintain your current terms for the next calendar year. As in 2001, this agreement is based on 25% of your time.

       - Term of the agreement shall be for one year commencing January 1, 2002 and will be renewable by mutual agreement of both parties with approval by the Compensation Committee.

       - As compensation for your consulting services to Tarantella, you shall receive a fee targeted at $180,000 per year paid as follows:

              - $90,000 annually (paid monthly at $7500 per month) as a retainer for your services.

              - $90,000 annually (paid quarterly) as a target incentive. Incentive payments shall be made solely based upon Tarantella's performance against its Revenue and Operating Income measures paid in accordance with the provisions of the Tarantella Management Incentive Plan.

              - In accordance with Tarantella's's policy, as an ex-CEO and member of Tarantella's Board of Directors, you will continue to be covered under the Company's medical, dental and vision plans. There will be no coverage for life insurance or disability due to your change in status from an employee.

This agreement supercedes any and all prior agreements between you and the Company. Compensation paid to you will be in lieu of other compensation normally accorded to members of the Company's Board of Directors. While covered under this agreement you will specifically not receive compensation for your participation on the Board or for attendance at committee meetings and/or board meetings and will not be entitled to additional stock options granted to board members on an annual basis.

By signing below, I am agreeing to the provisions of this agreement and waive my right to receive such compensation and stock options as normally accorded members of the Board.

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Agreed: Alok Mohan                                             Date